NEOS formerly SHP EFT Trust

Exhibit 99 (d)(11)

AMENDED AND RESTATED SCHEDULE A

to the

ADVISORY AGREEMENT

between

NEOS INVESTMENT MANAGEMENT LLC

and

NEOS ETF TRUST

Fund	Advisory Fee Rate	Effective Date
NEOS S&P 500® High Income ETF	0.68% of the Fund's average daily net assets	August 16, 2022
NEOS Enhanced Income Aggregate Bond ETF	0.58% of the Fund’s average daily net assets	August 16, 2022
NEOS Enhanced Income Cash Alternative ETF	0.38% of the Fund’s average daily net assets	August 16, 2022
NEOS Bitcoin High Income ETF	0.99% of the Fund’s average daily net assets	TBD
NEOS Bitcoin Quantitative Trend ETF	0.99% of the Fund’s average daily net assets	TBD
Mast Global Battery Recycling & Production ETF	0.65% of the Fund’s average daily net assets	TBD

IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement to be effective as of the dates indicated above and with effect upon commencement of investment operations for Funds with the notation above of “TBD.”

NEOS ETF TRUST	NEOS Investment Management, LLC

By: ______________	By: ______________

Name: Garrett Paolella	Name: Troy Cates

Title: President, Principal Executive Officer, and Trustee	Title: Managing Partner